SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2004 (August 20, 2004)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One CityPlace Drive, Suite 300, St. Louis, Missouri 63141

(Address of principal executive offices)     (Zip code)

Registrant’s telephone number, including area code: (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

     On August 20, 2004, Arch Coal, Inc. (the “Company”) completed an acquisition of (1) Vulcan Coal Holdings, L.L.C. (“Vulcan”), which owns all of the common equity of Triton Coal Company, LLC (“Triton”), and (2) all of the preferred units of Triton, for an aggregate purchase price of $376.0 million, including transaction costs and subject to working capital adjustments.

     Prior to its acquisition by the Company, Triton was the nation’s seventh largest coal producer and the operator of two surface coal mines in the Powder River Basin. These mines, North Rochelle and Buckskin, produced a combined total of 41.5 million tons of coal in 2003.

     Also on August 20, 2004, the Company sold Triton’s Buckskin mine to Peter Kiewit and Sons’ Inc. for a net sales price of approximately $72.9 million.

     The Company hereby amends its Current Report on Form 8-K originally filed with the United States Securities and Exchange Commission (the “SEC”) on August 24, 2004 relating to the acquisition of Vulcan to include the financial statements of the business acquired, the pro forma financial information and related exhibits as set forth below. The pro forma financial information set forth below gives effect to (i) the Company’s acquisition of the 35% membership interest in Canyon Fuel Company, LLC, as described in the Company’s Current Report on Form 8-K filed with the SEC on August 13, 2004, and (ii) the Company’s acquisition of Vulcan and sale of Triton’s Buckskin mine.

Item 9.01 Financial Statements, ProForma Financial Information and Exhibits.

     (a) Financial statements of business acquired.

Page
Report of Independent Auditors	F-1
Consolidated Balance Sheets as of December 31, 2003, 2002 and 2001 and June 30, 2001	F-2
Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002, the Six Months Ended December 31, 2001 and the Year Ended June 30, 2001	F-3
Consolidated Statement of Members’ Equity (Deficit) for the Year Ended June 30, 2001, the Six Months Ended December 31, 2001 and the Years Ended December 31, 2002 and 2003	F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2002, the Six Months Ended December 31, 2001 and the Year Ended June 30, 2001	F-5

     (b) Pro forma financial information (unaudited)

Pro Forma Background and Introduction (Unaudited)	P	-1
Unaudited Pro Forma Balance Sheet for the Company, Canyon Fuel and Vulcan as of June 30, 2004	P	-8
Unaudited Pro Forma Statements of Operations for the Company, Canyon Fuel and Vulcan for the Six Months Ended June 30, 2004	P	-10
Unaudited Pro Forma Statements of Operations for the Company, Canyon Fuel and Vulcan for the Year Ended December 31, 2003	P	-11

     (c) Exhibits.

1.1	Merger and Purchase Agreement Dated as of May 29, 2003 by and among Arch Coal, Inc., Triton Acquisition LLC, New Vulcan Coal Holdings, L.L.C. and Vulcan Coal Holdings, L.L.C (incorporated herein by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Arch Coal, Inc. on August 24, 2004).

1.2	Asset Purchase Agreement Dated as of January 30, 2004 between Kiewit Mining Acquisition Company and Arch Coal, Inc. (incorporated herein by reference to Exhibit 1.2 to the Current Report on Form 8-K filed by Arch Coal, Inc. on August 24, 2004).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

Report of Independent Auditors

To the Members of Vulcan Coal Holdings, L.L.C.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Vulcan Coal Holdings, L.L.C. and its subsidiaries (the “Company”) at December 31, 2003, 2002 and 2001 and June 30, 2001, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, the six-month period ended December 31, 2001 and the year ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for asset retirement costs effective January 1, 2003.

/s/ PricewaterhouseCoopers

Salt Lake City, Utah
September 23, 2004

Vulcan Coal Holdings, L.L.C.

Consolidated Balance Sheets

(In thousands)

	December	December	December	June 30,
	31, 2003	31, 2002	31, 2001	2001
Assets
Current assets:
Cash and cash equivalents	$7,162	$4,424	$9,542	$4,569
Trade receivables	18,015	17,182	18,129	10,176
Inventories	8,723	7,715	6,700	6,627
Deferred stripping	18,442	16,809	10,343	9,173
Prepaid and other assets	4,509	10,008	8,886	3,937

Total current assets	56,851	56,138	53,600	34,482
Property, plant and equipment, net	88,895	78,654	77,168	81,782
Coal mineral lease rights, net	162,842	184,262	191,103	198,308
Other assets	12,431	9,697	8,628	8,981

Total assets	$321,019	$328,751	$330,499	$323,553

Liabilities, Minority Interest and Members’ Deficit
Current liabilities:
Current maturities of long-term debt	$28,889	$18,241	$67,026	$72,921
Notes payable, current	3,211	3,211	3,211	3,211
Accounts payable	15,658	17,245	14,046	13,028
Accrued expenses	77,700	48,669	28,649	22,005
Deferred revenue	1,037	1,455	10,543	12,715
Other current liabilities	3,437	6,437	2,859	2,936

Total current liabilities	129,932	95,258	126,334	126,816
Long-term debt	186,517	215,525	176,373	152,755
Accrued reclamation and mine closure costs	—	20,005	17,626	16,089
Asset retirement obligations	36,335	—	—	—
Accrued production taxes	6,187	6,180	5,324	4,159
Bank fee payable	6,000	—	—	—
Other liabilities	7,246	8,762	14,600	12,520

Total liabilities	$372,217	$345,730	$340,257	$312,339
Minority Interest: Triton mandatorily redeemable preferred units	29,480	24,902	21,035	18,135
Members deficit	(80,678)	(41,881)	(30,793)	(6,921)

Total liabilities, minority interest and members’ deficit	$321,019	$328,751	$330,499	$323,553

The accompanying notes are an integral part of these consolidated financial statements.

Vulcan Coal Holdings, L.L.C.

Consolidated Statements of Operations

(In thousands)

	Year	Year	Six Months	Year
	Ended	Ended	Ended	Ended
	December	December	December	June 30,
	31, 2003	31, 2002	31, 2001	2001
Revenues
Coal sales	$279,612	$289,170	$123,668	168,990
Costs and expenses
Cost of coal sales	247,945	245,840	121,386	189,155
Selling, general and administrative expenses	10,808	11,962	8,208	13,769
Accretion of asset retirement obligations	3,733	—	—	—
Other loss	3,441	5,792	3,902	1,496

Total costs and expenses	265,927	263,594	133,496	204,420

Income (loss) from operations	13,685	25,576	(9,828)	(35,430)
Interest expense	(39,850)	(28,969)	(11,588)	(28,611)
Amortization of deferred financing costs	(2,341)	(4,278)	(963)	(1,343)
Interest income	187	173	63	256

Loss before minority interest	(28,319)	(7,498)	(22,316)	(65,128)
Minority interest: preferred return on Triton mandatorily redeemable preferred units	(4,578)	(3,867)	(1,700)	(1,385)

Loss before cumulative effect of change in accounting principle	(32,897)	(11,365)	(24,016)	(66,513)
Cumulative effect of change in accounting principle	(5,952)	—	—	1,267

Net loss	$(38,849)	$(11,365)	$(24,016)	$(65,246)

Pro forma net loss reflecting adoption of SFAS No. 143		$(12,865)	$(24,264)	$(66,043)

The accompanying notes are an integral part of these consolidated financial statements.

Vulcan Coal Holdings, L.L.C.

Consolidated Statement of Members’ Equity (Deficit)

(In thousands)

			Accumulated
			Other	Members'
	Contributed	Accumulated	Comprehensive	Equity
	Capital	Loss	Income (Loss)	(Deficit)
Balance, June 30, 2000	$133,532	$(75,044)	$—	$58,488
Contributed capital	1,837	—	—	1,837
Redemption of member interest	(2,000)	—	—	(2,000)
Net Loss	—	(65,246)	—	(65,246)

Balance, June 30, 2001	$133,369	$(140,290)	$—	$(6,921)

Contributed capital	1,067	—	—	1,067
Comprehensive loss:
Net loss	—	(24,016)	—	(24,016)
Other comprehensive loss:
Minimum pension liability adjustment	—	—	(923)	(923)

Comprehensive loss				(24,939)

Balance, December 31, 2001	$134,436	$(164,306)	$(923)	$(30,793)

Contributed capital	267	—	—	267
Comprehensive loss:
Net loss	—	(11,365)	—	(11,365)
Other comprehensive income:
Minimum pension liability adjustment	—	—	10	10

Comprehensive loss				(11,355)

Balance, December 31, 2002	$134,703	$(175,671)	$(913)	$(41,881)

Comprehensive loss:
Net loss	—	(38,849)	—	(38,849)
Other comprehensive income:
Minimum pension liability adjustment	—	—	52	52

Comprehensive loss				(38,797)

Balance, December 31, 2003	$134,703	$(214,520)	$(861)	$(80,678)

The accompanying notes are an integral part of these consolidated financial statements.

Vulcan Coal Holdings, L.L.C.

Consolidated Statements of Cash Flows

(In thousands)

			Six Months
	Year Ended	Year Ended	Ended
	December	December	December	Year Ended
	31, 2003	31, 2002	31, 2001	June 30, 2001
Cash Provided by Operating Activities:
Net loss	$(38,849)	$(11,365)	$(24,016)	$(65,246)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation, depletion and amortization	25,641	24,283	12,376	22,233
Deferred financing and contract amortization	2,341	4,278	2,067	6,847
Accretion of asset retirement obligation	3,733	—	—	—
Minority interest	4,578	3,867	1,700	1,385
Non-cash interest expense	—	267	1,067	1,837
Cumulative effect of accounting change	5,952	—	—	—
Other	123	170	699	(269)
Changes in operating assets and liabilities:
Trade receivables	(833)	947	(7,953)	(2,005)
Inventories and deferred stripping	(2,641)	(7,481)	(1,242)	(1,574)
Prepaids and other assets	424	(3,856)	(7,066)	(2,104)
Accounts payable	(1,587)	3,198	1,018	1,474
Accrued expenses	29,043	20,866	11,309	4,687
Deferred revenue	(418)	(9,088)	(2,172)	12,715
Accrued reclamation and mine closure costs	—	2,379	1,537	2,102
Other liabilities	4,524	686	(367)	902

Net cash provided by operating activities	32,031	29,151	(11,043)	(17,016)

Cash Used in Investing activities:
Additions to property, plant and equipment	(7,921)	(18,928)	(709)	(9,765)

Sale of property, plant and equipment	—	—	—	7,395

Net cash used in investing activities	(7,921)	(18,928)	(709)	(2,370)

Cash Used In Financing activities:
Proceeds from debt	—	57,500	30,636	16,919
Payments of debt	(18,360)	(67,152)	(13,058)	(10,160)
Payments of capital lease and lease bonus payable	(3,012)	(2,926)	(2,053)	(3,034)

The accompanying notes are an integral part of these consolidated financial statements.

			Six Months
	Year Ended	Year Ended	Ended
	December	December	December	Year Ended
	31, 2003	31, 2002	31, 2001	June 30, 2001
Payments of financing costs	—	(2,763)	—	(210)
Proceeds from issuance of mandatorily redeemable preferred units	—	—	1,200	16,750
Redemption of member interest	—	—	—	(2,000)

Net cash used in financing activities	(21,372)	(15,341)	16,725	18,265

Increase (decrease) in cash and cash equivalents	2,738	(5,118)	4,973	(1,121)
Cash and cash equivalents, beginning of period	4,424	9,542	4,569	5,690

Cash and cash equivalents, end of period	$7,162	4,424	9,542	4,569

Supplemental Cash Flow Information:
Interest paid	$6,543	$11,937	$10,381	$23,636

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Property, plant and equipment acquired through capital leases	$—	$—	$—	$3,852
Property, plant and equipment acquired through financings	$—	$—	$—	$8,556
Conversion of member debt to note payable, current	$—	$—	$—	$3,211
Conversion of accounts payable to note payable	$—	$—	$—	$6,012
Mandatorily redeemable preferred rate of return	$4,578	$3,867	$1,700	$1,385

The accompanying notes are an integral part of these consolidated financial statements.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements

December 31, 2003

1.	Formation and Background of the Company

Vulcan Coal Holdings, L.L.C. (the “Company”) was formed in May 1998. The Company acquired the Buckskin and North Rochelle coal operations in Wyoming through its wholly-owned subsidiary, Vulcan Intermediary, L.L.C. (“Vulcan Intermediary”), on December 14, 1998 (the “Acquisition”). These coal operations are held by Triton Coal Company, LLC (“Triton”), whose sole member is Vulcan Intermediary.

On January 2, 2001, the Company entered into a unit exchange agreement among its members and New Vulcan Coal Holdings, L.L.C. (“New Vulcan”), a newly formed company. As a result, New Vulcan acquired 97.8% of the Company’s units from three of the Company’s four members. Because the transaction did not change the relative ownership among the four members, the carrying values of the Company’s assets and liabilities were not adjusted. The Company’s fourth member retained its units in the Company and holds a 2.2% interest.

The Buckskin and North Rochelle operations are large, surface coal mines located in the Powder River Basin near Gillette, Wyoming. These mines produce sub-bituminous coal. Since the acquisition of these operations, the Company has mined and marketed coal primarily to utility companies in the United States. The Company changed its fiscal year end to December 31, effective December 31, 2001. Previously, the Company’s fiscal year ended on June 30. The fiscal period that ended on December 31, 2001 was a short period, consisting of the six months from July 1, 2001 through December 31, 2001.

2.	Summary of Significant Accounting Policies

Consolidation
The consolidated financial statements include the accounts of the Company and its direct and indirect wholly-owned subsidiaries, Vulcan Intermediary and Triton. Intercompany transactions and account balances are eliminated in consolidation, and the Triton mandatorily redeemable preferred units are presented as a minority interest in the consolidated financial statements.

Accounting Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents Cash and cash equivalents are stated at cost. Cash equivalents consist of highly liquid investments with an original maturity of three months or less when purchased.

Inventories Inventories, primarily comprised of materials and supplies, are valued at the lower of average cost or market.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

Deferred Stripping
The Company defers labor, supplies, equipment costs and operating overhead incurred in the removal of overburden in advance of coal production. The deferred stripping balance is charged to cost of coal sales on a per ton basis as the underlying coal is produced, which is expected to occur within the next year.

Property, Plant and Equipment
Additions to property, plant and equipment are recorded at cost. Maintenance and repair costs are expensed as incurred. Expenditures that extend the useful lives of existing plant and equipment are capitalized. Property, plant and equipment are depreciated or amortized principally on the straight-line method over the estimated useful lives of the assets as follows:

Buildings	10 to 25 years
Plant and equipment	3 to 25 years

Upon disposal of assets, the cost and accumulated depreciation or amortization are included in determining the gain (loss).

Coal Mineral Lease Rights
Coal mineral lease rights obtained through acquisitions or pursuant to competitive lease sales are capitalized and amortized using the units-of-production method over the estimated proven and probable reserves.

Financing Costs
Triton incurred deferred costs associated with obtaining debt financing to fund the Acquisition. These costs are being amortized using the effective interest method over the term of the debt facility.

In addition, Triton entered into an interest rate cap agreement with the financial institution providing the debt facility. Triton was required to pay a facilitation fee which was amortized to operations over the life of the agreement prior to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, effective July 1, 2000 (see Note 5).

Sales Contracts
As part of the Acquisition, the Company acquired coal sales contracts that had selling prices in excess of the spot prices for coal as of the Acquisition date. The value of these contracts was recorded in other assets at a fair value of $6,943. The value was amortized to operations as the remaining tons under these contracts were sold. These other assets were fully amortized at December 31, 2001.

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated future net cash flows on an undiscounted basis is less than the carrying amount of the related asset, an impairment of the asset exists. An impairment loss is measured and recorded based on the fair value of the asset determined from the present value of estimated future net cash flows. Estimated future net cash flows from each mine are calculated using estimates of production, future sales prices (considering historical and current prices, price trends and related factors), production costs, capital costs and reclamation costs. The Company’s estimates of future cash flows are subject to risks and uncertainties. Therefore, it is possible that changes could occur that may affect the recoverability of

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

the Company’s investments in long lived assets.

Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, other current financial assets and liabilities and long term debt, approximate their fair values due to either their short maturities or because they are based on variable borrowing rates or on rates that are comparable to those currently available to the Company for loans with similar terms.

Effective July 1, 2000, derivative financial instruments are recorded as either assets or liabilities at their fair market values. Changes in the fair market value are reflected each period in either other comprehensive income within members’ equity (deficit) or in the consolidated statement of operations. Accounting for changes in fair value of derivatives is dependent on whether the derivative transaction qualifies as an accounting hedge, on the effectiveness of the hedge, and on the classification of the hedge transaction, as either a hedge of cash flow or fair value. See Note 5 for details of the Company’s derivative financial instrument.

Adoption of SFAS No. 143
On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). SFAS No. 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value at the time the obligations are incurred. The Company’s asset retirement obligations consist primarily of costs associated with mine reclamation and closure activities, including earthwork, revegetation and demolition. Upon initial recognition of a liability, the costs are capitalized as part of the related long-lived asset and are included in depreciation expense over the useful life of the asset. Previously, the Company accrued for the expected costs of these obligations over the estimated useful mining life of the property.

The Company used an expected cash flow approach to estimate its asset retirement obligations under SFAS No. 143. Upon adoption, the Company removed the previously recognized reclamation liability of $20,005, recorded a liability of $32,621, increased property, plant and equipment by $21,144, decreased coal mineral lease rights by $10,034, increased accumulated depreciation, depletion and amortization by $4,446 and recognized a cumulative effect of accounting change loss of $5,952. As a result of adoption of SFAS No. 143, the Company recorded accretion expense of $3,733 and made payments of $19 toward the retirement during 2003, resulting in asset retirement obligations of $36,335 at December 31, 2003.

At January 1 and December 31, 2003, there were no assets legally restricted for purposes of settling asset retirement obligations. There was no impact on the Company’s cash flows as a result of adopting SFAS No. 143 because the cumulative effect of the change in accounting is a non-cash transaction.

The Company’s estimated asset retirement obligation liabilities at July 1, 2000, January 1, 2001, July 1, 2001 and January 1, 2002 were approximately $24,913, $26,263, $27,766 and $29,270, respectively. For the year ended December 31, 2003, the effect of adopting SFAS No. 143 increased the loss before cumulative effect of change in accounting by $1,917.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

Revenue Recognition
The Company recognizes revenue from coal sales at the time title and risks of ownership pass to the customer pursuant to sales contracts and spot sale arrangements. The Company, from time to time, receives payments from contract customers in advance of contracted coal deliveries. The Company records these prepayments as deferred revenue, which is recognized in revenues after shipment and at the time title and risks of ownership pass to the customer.

Income Taxes
The consolidated financial statements do not include a provision for income taxes as the Company is treated as a partnership for income tax purposes and does not incur federal or state income taxes. Accordingly, its earnings and losses are reported to each member for inclusion in their respective separate income tax returns.

Reclassifications
Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications had no effect on total assets, total liabilities, members’ equity or net loss as previously reported.

New Accounting Standards
In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150), which establishes standards for how financial instruments that have characteristics of both liabilities and equity instruments should be classified on the balance sheet. The requirements of SFAS No. 150 generally outline that financial instruments that give the issuer a choice of settling an obligation with a variable number of securities or settling an obligation with a transfer of assets or any mandatorily redeemable security should be classified as a liability on the balance sheet. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. SFAS No. 150 is effective for financial instruments issued prior to May 31, 2003 for fiscal years beginning after December 15, 2004, except for the deferral of certain provisions of SFAS No. 150. Upon adoption, the Company will include the mandatorily redeemable preferred units in total liabilities and the rate of return will be included in net income.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

3.	Property, Plant and Equipment and Coal Mineral Lease Rights

Property, plant and equipment consist of the following at:

	December 31,	December 31,	December 31,	June 30,
	2003	2002	2001	2001
Coal land	$1,540	$1,530	$1,518	$767
Buildings	12,791	12,791	12,791	12,791
Plant and equipment	129,407	98,047	87,469	86,994
Assets under construction	543	3,302	1,079	1,824

Property, plant and equipment, at cost	144,281	115,670	102,857	102,376
Accumulated depreciation and amortization	(55,386)	(37,016)	(25,689)	(20,594)

Property, plant and equipment, net	$88,895	$78,654	$77,168	$81,782

Depreciation and amortization expense was $14,249, $11,327, $5,172, and $10,417 for the years ended December 31, 2003 and 2002, the six months ended December 31, 2001 and the year ended June 30, 2001, respectively.

The Company holds mining equipment under capital leases included in property, plant and equipment with an original cost of $6,845 at December 31, 2003, 2002 and 2001 and June 30, 2001. The accumulated amortization of these capital leases was $3,899 at December 31, 2003, $3,004 at December 31, 2002, $2,057 at December 31, 2001, and $1,583 at June 30, 2001.

Coal mineral lease rights consist of the following at:

	December 31,	December 31,	December 31,	June 30,
	2003	2002	2001	2001
Coal mineral lease rights	$217,364	$227,392	$221,277	$221,277
Accumulated depletion	(54,522)	(43,130)	(30,174)	(22,969)

Coal mineral lease rights, net	$162,842	$184,262	$191,103	$198,308

Depletion expense was $11,392, $12,956, $7,204 and $11,816, for the years ended December 31, 2003 and 2002, the six months ended December 31, 2001 and the year ended June 30, 2001, respectively.

Estimated depletion expense for the years 2004 through 2008 is $12,711, $13,105, $13,635, $13,635 and $13,635, respectively.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

4.	Accrued Expenses

Accrued expenses consist of the following at:

	December 31,	December 31,	December 31,	June 30,
	2003	2002	2001	2001
Accrued taxes other than income tax	$19,764	$19,659	$15,940	$12,876
Accrued payroll and related benefits	3,950	3,976	2,829	2,759
Accrued interest expense	48,942	21,634	4,918	3,036
Accrued royalties	4,907	3,292	2,913	2,207
Other accrued expenses	137	108	2,049	1,127

	$77,700	$48,669	$28,649	$22,005

5.	Debt and Financing Arrangements

Debt and financing arrangements consist of the following at:

	December 31,	December 31,	December 31,	June 30,
	2003	2002	2001	2001
Term loan	$95,500	$112,500	$178,417	$190,773
Revolving credit facility	12,500	12,500	12,500	12,500
Note payable	2,351	3,711	4,927	5,484
Demand note payable, related party	3,211	3,211	3,211	3,211
Note payable, related party	17,055	17,055	17,055	16,919
Note payable, related party	30,500	30,500	30,500	—
Note payable, related party	57,500	57,500	—	—

	218,617	236,977	246,610	228,887
Less current maturities of long-term debt	(28,889)	(18,241)	(67,026)	(72,921)
Less current notes payable	(3,211)	(3,211)	(3,211)	(3,211)

Long-term debt	$186,517	$215,525	$176,373	$152,755

The term loan was obtained by Triton from UBS, AG (“UBS”) under an agreement dated December 11, 1998 that was amended and restated in May 2000 and December 2000. Under the restated loan agreement, of the original balance, $130,000 is senior secured and $60,000 is senior subordinated secured debt. To the extent that the rate of accrued interest under the senior subordinated secured term loan exceeds 14%, the payment of such interest is deferred and added to principal. As of December 31, 2001, $917 of interest had been deferred and added to principal. The senior subordinated secured term loan had a maturity date of March 31, 2002, and was repaid in full on March 29, 2002. Under the amended and restated agreement, principal installments on the senior secured term loan are paid in June and December of each year commencing on the last business day of December 2001 and concluding on the last business day of June 2007. In addition to the term loan, a revolving credit facility with a maximum available balance of $12,500 was provided to Triton under the agreement with UBS. Triton has fully drawn down this facility. The revolving credit facility, which was amended as discussed below, is available to Triton until June 30, 2005, at which time it must be repaid in full.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

Under the agreement with UBS, the rate of interest on the term loan ranges from the Eurodollar rate plus a margin of 3% to 7.5%, not to exceed 16% per annum. For the revolving credit facility, the interest rate is either: 1) the base rate plus 2% or 2) the Eurodollar rate plus 3%, depending on whether the loan at the time is classified as a base rate or a Eurodollar loan. The base rate is equal to the higher of the Prime Rate, as set by UBS for commercial lending, or the Federal Funds Rate plus 0.5%. During the years ended December 31, 2003 and 2002, the six months ended December 31, 2001 and the year ended June 30, 2001, the Company’s weighted average interest rate on its term loan and revolving facility was 4.7%, 6.0%, 8.9% and 11.6%, and 4.3%, 4.9%, 6.1% and 9.1%, respectively.

The term loan and the revolving credit facility are collateralized by the physical and intangible assets, as defined, of Triton, including, but not limited to, trade receivable, inventories, property, plant and equipment and sales contracts, under a collateral agreement with UBS. The debt agreement with UBS also contains covenants restricting new borrowings, lease commitments, investments and payments to members with which Triton is obliged to comply. In addition, there are covenants that Triton must meet relating to certain production levels and financial ratios. The amendments to the debt agreement in May and December, 2000 reduced the revolving credit facility from $25,000 to $12,500 and provided for a contingent fee in the amount of $5,000, which Triton would incur on January 31, 2003 and additional $1,000 fees each six months thereafter if the UBS debt is not paid in full on or before those dates. The debt was not repaid by January 31, 2003 or July 31, 2003; therefore, Triton recognized the $6,000 in fees as interest expense in 2003. The $6,000, which is payable on the day the loan is paid in full, is reflected as bank fee payable in the consolidated balance sheet. Such amendments were subject to certain conditions precedent to effectiveness, including an equity capital contribution of $15,000, which was made in January 2001 in the form of mandatorily redeemable preferred units. In July 2001, the bank waived Triton’s violations of the financial covenants for the quarters ended March 31, 2001 and June 30, 2001. Triton paid the bank a fee of $2,000 in connection with these waivers. Triton was in compliance with covenants contained in its debt agreement at December 31, 2003.

In connection with the May 2000 amendments of the term loan agreement, Vulcan Intermediary issued warrants into escrow for the purchase of an aggregate 15% of the member units held by Vulcan Intermediary with an estimated fair market value of $3,171. The warrants were to be released from escrow to UBS on November 30, 2001, unless either the senior subordinated secured loan was paid in full or Triton received additional equity funding in accordance with the term loan agreement. If the latter occurred, the date by which the senior subordinate secured loan must be repaid and the warrants became available to UBS would be extended until March 31, 2002. During the six months ended December 31, 2001, Triton received the requisite additional equity funding and repaid $7,000 of the senior subordinated secured loan; therefore, the date by which the remaining $53,917 must be repaid was extended to March 31, 2002, and if not paid in full by that date, the warrants would be released from escrow, and warrants for an additional 5% interest would be issued. On March 29, 2002, using proceeds from a note payable, related party, the Company, through Vulcan Intermediary, invested $54,000 in Triton as additional common equity. On that same day, Triton repaid in full the outstanding balance of Triton’s subordinated senior secured term loan, including accrued interest, for a total amount of $55,075. Pursuant to the terms of the loan agreement, the warrants that Vulcan Intermediary put into escrow were returned to Vulcan Intermediary and cancelled. The fair value of the warrants issued by Vulcan Intermediary was recognized over the term of the senior subordinated secured term loan as contributed capital and a charge to interest expense.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

The note payable consists of an amount due for the purchase of mining equipment. The note requires 54 monthly installments of $143, bears interest at 10.5% per annum, matures in July 2005, and is collateralized by the equipment.

In March 2001, the Company entered into a demand note payable with Vulcan Partners, L.P., a limited partnership owned by certain investors who indirectly own interests in New Vulcan, for $3,211. The unpaid principal amount bears interest at a fixed rate of 8% per annum.

In January 2001, the Company entered into a term note payable with New Vulcan for a cash advance made to the Company. The balance of this note was $17,055 at December 31, 2003, 2002 and 2001, and $16,919 at June 30, 2001. The note does not bear interest and was originally due March 31, 2002. Prior to maturity, the note was extended to January 31, 2006.

In September 2001, the Company entered into a promissory note with an affiliate for $20,000. This note was subsequently increased to permit a maximum amount of $31,000. Advances to the Company totaled $30,500 at December 31, 2003, 2002 and 2001. The note, as amended, was due March 31, 2002 with interest at 24% per annum. Additionally, the Company was required to pay a 6% premium on all advances received under this note. This premium was deferred, and then amortized over the original term of the note. In March 2002, the Company’s note was acquired from the affiliate by New Vulcan. Concurrent with acquiring the note, New Vulcan extended the maturity date to January 31, 2006. See Note 7 for discussion of warrants to be issued by the Company in connection with New Vulcan’s acquisition of this note.

The Company issued a promissory note to New Vulcan in March 2002. A total of $57,500 was received by the Company under this note. These proceeds were used to retire the UBS subordinated senior secured term loan discussed above and to pay transaction costs. The transaction costs were deferred and are being amortized over the term of the note. The note bears interest at 24% per annum and is due January 31, 2006.

The Company’s debt maturities at December 31, 2003 are as follows for the years ending December 31:

2004	$32,100
2005	43,212
2006	130,555
2007	12,750

$218,617

On December 17, 1998, Triton entered into an interest rate cap transaction with UBS to fix the interest rate on a principal amount of $103,000 of the term debt for a period of five years. The cap rate under the agreement is 6.72%. The premium paid to enter the agreement was capitalized and was being amortized over the term of the debt.

SFAS No. 133, as amended, requires recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value at each balance sheet date.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

The Company’s only derivative is Triton’s interest rate cap and the Company has not qualified this arrangement for hedge accounting treatment. Accordingly, the initial recognition of its fair value on adoption of SFAS No. 133 was reflected as a cumulative effect of a change in accounting principle of $1,267, and subsequent changes in fair value have been recorded in other income (loss) in the consolidated statements of operations. The adoption of SFAS No. 133 and the subsequent changes in fair value of the derivative have not had a material effect on the Company’s consolidated results of operations or financial position.

6.	Capital Lease Obligations

The Company leases equipment under capital leases with terms ranging from two to five years. The Company is committed to pay all taxes, insurance and maintenance applicable to the leased equipment. Future minimum lease payments at December 31, 2003 consisted of:

Year ending December 31,

2004	$1,966
2005	528

2,494
Amount representing interest	(175)

Present value of net minimum lease payments	2,319
Less current obligation (included in Other current liabilities)	(1,724)

Long-term obligation (included in Other liabilities)	$595

7.	Members’ Equity

The Company is authorized under its operating agreement to issue up to 1,500 Series A common units and 2,000 Series B common units. As of December 31, 2003, 2002 and 2001 and June 30, 2001 there were 1,308.40 Series A common units outstanding. Series B common units outstanding were 1,308.40, 1,308.40, -0- and -0- as of December 31, 2003, 2002 and 2001 and June 30, 2001, respectively.

The Triton mandatorily redeemable preferred units (see Note 8) and debt of the Company have preference in distribution over the Series A and B units of the Company. Thereafter, the holders of the Series A units are entitled to receive 100% of all distributions until the aggregate amount of all distributions is equal to $88,600. When aggregate distributions to the holders of the Series A units are greater than $88,600 and less than or equal to $136,424, the holders of the Series A units shall be entitled to receive 75% of all distributions while the holders of the Series B units shall be entitled to receive 25% of all distributions. Distributions shall be allocated and distributed ratably to the holders of the Series A and B units from and after the time the aggregate amount of all distributions received by the holders of the Series A units exceeds $136,424.

In connection with New Vulcan’s acquisition and extension of the Company’s $30,500 note payable (see Note 5), the Company agreed to issue warrants or rights to acquire Series B units of the Company if certain conditions occurred. New Vulcan acquired the $30,500 note by issuing its own note to the original holder. Included in the

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

terms of the note issued by New Vulcan, was New Vulcan’s commitment to issue a warrant to the original holder whereby the original holder had the right to acquire Series B common units of New Vulcan representing 10% of the fully-diluted equity interest of New Vulcan for no additional consideration if the note issued by New Vulcan was not paid in full on or prior to March 31, 2003. In the event the New Vulcan warrants or rights were required to be issued, the Company agreed to concurrently issue to New Vulcan corresponding warrants or rights to acquire Series B units of the Company representing 10% of the fully-diluted equity interests of the Company. The New Vulcan note was not paid prior to March 31, 2003; therefore, the Company is obligated to issue the aforementioned warrants or rights to acquire Series B units. To date, the Company has not issued these warrants or rights. Based on the terms of the proposed sale (see Note 16), the Company has determined that these warrants or rights have no value.

8.	Minority Interest: Triton Mandatorily Redeemable Preferred Units

Triton is authorized under its operating agreement to issue up to 500 preferred units. As of December 31, 2003, 2002 and 2001 and June 30, 2001, 11.967 of the Triton preferred units were outstanding. The Triton mandatorily redeemable preferred units are reflected as minority interest in the consolidated financial statements.

Triton issued to New Vulcan during the six months ended December 31, 2001, 0.80 preferred units for consideration of $1,200 and issued during the year ended June 30, 2001, 11.167 units for consideration of $16,750. The Triton preferred units are senior, with respect to all cash distributions, payments on liquidation and redemption, to the Series A and Series B units of the Company. Holders of preferred units have voting rights on all matters voted on by holders of the common units of Triton, all voting together as a single class and are entitled to one vote for each unit held. The preferred units accrue a cumulative preferred return at a rate of 17% per annum, compounding quarterly. For the years ended December 31, 2003 and 2002, the six months ended December 31, 2001 and fiscal year ended June 30, 2001, Triton accrued $4,578, $3,867, $1,700 and $1,385 in preferred returns, respectively. Triton is required to redeem the preferred units at $1,500 per unit plus accrued preferred returns upon the occurrence or consummation of any liquidation or dissolution of Triton, sale of Triton or substantially all of its assets, or the date on which the term loan and revolving credit facility are paid in full; however, the redemption shall be no later than March 31, 2008.

9.	Concentration of Credit Risk

The Company places its cash and cash equivalents in high-credit quality financial institutions. The Company believes no significant concentration of credit risk exists with respect to these balances.

The Company markets its coal principally to electric utilities in the United States. As of December 31, 2003, all of its trade accounts receivable were from electric utilities or either subsidiaries or affiliates thereof, located in the United States and Canada. Generally, credit is extended based on an evaluation of the customer’s financial condition, and collateral is not generally required. Credit losses, which are provided for in the consolidated financial statements, have been minimal.

The Company is committed under short and long-term contracts to supply coal that meets certain quality requirements at specified prices. These prices are generally adjusted based on indices. Quantities sold under certain of these contracts may vary from year to year within certain limits at the option of the customer.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

Revenues from customers representing 10% or more of total sales are as follows:

			Six months
	Year ended	Year ended	ended	Year ended
	December 31,	December 31,	December 31,	June 30,
	2003	2002	2001	2001
Company A	13%	12%	N/A	12%
Company C	14%	10%	14%	16%
Company E	N/A	N/A	13%	14%
Company I	10%	10%	N/A	N/A
Company L	N/A	12%	N/A	N/A

Trade receivables from customers representing 10% or more of aggregate trade accounts receivable are as follows at:

	December 31,	December 31,	December 31,	June 30,
	2003	2002	2001	2001
Company A	15%	18%	N/A	11%
Company C	17%	15%	N/A	N/A
Company E	N/A	N/A	13%	N/A
Company G	N/A	N/A	N/A	13%
Company I	N/A	N/A	14%	N/A
Company J	N/A	N/A	10%	N/A
Company K	11%	N/A	N/A	N/A
Company L	11%	15%	N/A	N/A

10.	Accrued Reclamation and Mine Closure Cost

The federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes require that mine property be restored in accordance with specified standards and an approved reclamation plan. Prior to January 1, 2003, the Company accrued for the costs of final mine closure reclamation over the estimated useful mining life of the properties. As discussed in Note 2, on January 1, 2003, the Company adopted SFAS No. 143 which governs the accounting for such costs. These costs relate to reclaiming the pit and support acreage at its surface mines as well as the cost of dismantling surface improvements and reclaiming the land on which they stand. The reclamation process also involves reclaiming sedimentation ponds. The establishment of the mine closure reclamation liability is based upon permit requirements and requires various estimates and assumptions, principally associated with costs and productivities. The Company accrued as a charge to cost of coal sales $2,379, $1,537 and $2,524 for the year ended December 31, 2002, the six months ended December 31, 2001,

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

and the year ended June 30, 2001, respectively. At December 31, 2002, the Company’s total accrual for reclamation and mine closure costs was $20,005.

The Company is required to maintain reclamation bonds with the State of Wyoming on a year-to-year basis. The bonding amount represents a calculated reclamation cost for the estimated maximum disturbed mining area at the end of each bond year plus a contingency to allow for contractor work (versus reclamation undertaken by the Company) and other unforeseen costs. At December 31, 2003, the Company maintained reclamation bonding with the State of Wyoming relating to its mining activity in the aggregate amount of $99,749, collateralized by a deposit of $8,096 reflected in Other assets.

Periodically, and as changing circumstances warrant, the Company reviews its reclamation and mine closure liability and makes necessary adjustments for permit changes as granted by state authorities, and revisions to costs and future production to reflect current experience. These adjustments are recorded as a change in estimate and accounted for on a prospective basis in accordance with SFAS No. 143. The Company’s management believes it is making adequate provisions for all expected reclamation and other costs associated with mine closures.

11.	Commitments and Contingencies

Commitments
The Company leases equipment used in production activities under non-cancelable long-term operating leases, expiring at various dates. Rental expense related to these operating leases amounted to $8,675, $9,877, $4,078, and $9,388 for the years ended December 31, 2003 and 2002, the six months ended December 31, 2001, and the year ended June 30, 2001, respectively.

Minimum payments due in future years under these leases in effect at December 31, 2003 are as follows:

Year ending December 31,

2004	$6,435
2005	$6,435
2006	$4,799
2007	$4,323
2008	$4,323
Thereafter	$10,675

$36,990

Contingencies
In July 1998, an employee of the Company was involved in an accident whereby another employee was fatally injured. During the year ended June 30, 2000, the spouse of the deceased employee filed a wrongful death action against the employee involved in the accident. The Company is immune from suit under Wyoming worker’s compensation statutes; however, it has an internal policy to defend and indemnify employees who are sued as a result of accidents arising out of the workplace. The Company has agreed to defend the employee named under the claim. The Company intends to vigorously contest the case and at this time it is unable to estimate a range of potential loss.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

In 2001, the Company and PacifiCorp entered into an agreement for the supply of 1.7 million tons of coal to one of PacifiCorp’s electric power plants. The contract provided for an initial test burn of 500,000 tons of coal, and provided the Company an option to terminate the remaining deliveries if the test burn was unsuccessful as determined by PacifiCorp. The Company contends that PacifiCorp violated the test burn clause of the contract, entitling it to terminate the contract. As a result, the Company did not deliver the remaining 1.2 million tons and filed a declaratory judgment action in the United States District Court of the District of Wyoming seeking a ruling that PacifiCorp breached the coal contract. PacifiCorp counterclaimed, alleging breach by the Company and seeking approximately $5,500 in damages. On January 14, 2002, the trial court orally granted PacifiCorp’s motion for summary judgment, finding that the Company breached the contract. The Court then denied the Company’s Motion to Reconsider. On December 24, 2002, the trial court entered judgment against the Company in the amount of $5,354, after denying PacifiCorp’s request for an award of attorney’s fees and pre-judgment interest. On January 17, 2003, the Company filed an appeal of the judgment to the Tenth Circuit Court of Appeals. This appeal required the posting of a $5,500 bond which was supported by cash collateral and is reflected in prepaids and other assets in the balance sheet. PacifiCorp then cross-appealed on the issue of pre-judgment interest. The parties’ principal briefs were due in March 2003, with oral arguments likely in the fall. The Company recorded a reserve of $3,500 during the six months ended December 31, 2001 as its best estimate of this exposure. On July 30, 2003, Triton and PacifiCorp agreed to settle all claims upon Triton’s payment of $4,775 to PacifiCorp. This amount was paid in full by Triton on July 31, 2003, at which time the $5,500 bond was returned to Triton. After consideration of available credits against taxes and royalties, the previously recorded reserve of $3,500 was sufficient to satisfy Triton’s net charge associated with this settlement.

During 2001, the Company and Louisiana Generating, LLC (“LaGen”) entered into binding arbitration over a dispute between the parties regarding the Company’s alleged obligation to supply coal under the contract between LaGen and the Company to another utility, and the proper application of sulfur emission adjustments to the contract price. Until the arbitration was completed, LaGen agreed to pay the Company an interim price above the current contract price to supply coal to the other utility. If the Company succeeded in the arbitration, it would continue to sell coal to the other utility at the interim price. If the Company did not succeed, it would have to refund the difference between the present interim price and the contract price. The Company had deferred revenue related to the difference between the contract price and the interim price for coal shipped during the dispute. A settlement was reached between LaGen and the Company in early 2002 resulting in, among other considerations, $6,250 of previously deferred revenue being recorded in Coal sales for the year ended December 31, 2002.

On January 2, 2003, a lawsuit was filed by two former officers of the Company against the Company and its president. The lawsuit alleges that the plaintiffs were discharged from their positions in retaliation for identifying and reporting alleged criminal misconduct by one of the Company’s employees. While the Company denies the allegations, it reached a settlement with the plaintiffs in June 2004 which provided for a payment of $250 to the plaintiffs. The payment was recorded in selling, general and administrative expenses in the consolidated statement of operations.

In addition to the matters noted above, the Company is from time to time subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not have a material adverse affect on the Company’s financial position or results of operations.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

In September and October of 2002, the Company entered into three-year employment agreements with certain of its senior management. In the event of termination of employment resulting from a change of control of the Company or certain other events, the senior management will continue to receive salary and medical benefits for specified periods depending on the event.

12.	Pension and Other Postretirement Benefits

Triton sponsors a defined benefit pension plan that covers all of its employees who have satisfied minimum age and service requirements for participation. Triton also has a nonqualified, unfunded supplemental postretirement health plan. These plans, established in fiscal year 2000, provide benefits for each covered employee based on a compensation factor and years of service. Benefits for the pension plan are computed actuarially based on 5% of annual compensation of the employee for the first ten years of employment service and then 6.5% for the remaining years.

Triton’s policy is to accrue actuarially determined retirement plan costs and to fund such costs that would be deductible for federal income tax purposes. Contributions are intended to provide for benefits earned to date and for projected future benefits. Triton plans to make contributions in the amount of $1,066 to the pension plan and $98 to the other postretirement plan within the twelve months following December 31, 2003.

Summaries of the changes in the benefit obligations, plan assets (primarily listed stocks and debt securities) and funded status of the plans are as follows:

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

	Pension Benefits				Other Postretirement Benefits
	December 31,			June 30,	December 31,			June 30,
	2003	2002	2001(1)	2001	2003	2002	2001(1)	2001
Change in Benefit Obligations
Benefit obligations, beginning of period	$4,526	$3,434	$2,732	$1,712	$4,119	$3,026	$2,634	$2,251
Service cost	1,226	1,177	533	851	642	525	187	311
Interest cost	273	221	105	135	301	232	99	177
Benefits paid	(135)	(39)	(40)	(62)	(49)	(56)	(12)	(41)
Other-primarily actuarial (gain) loss	174	(268)	104	96	959	393	118	(64)

Benefit obligations, end of period	6,064	4,525	3,434	2,732	5,972	4,120	3,026	2,634

Change in Plan Assets
Fair value of plan assets, beginning of period	3,696	2,752	1,505	254	—	—	—	—
Actual return on plan assets	330	(155)	27	(47)	—	—	—	—
Employer contributions	155	1,138	1,260	1,360	49	56	12	41
Benefits paid	(135)	(39)	(40)	(62)	(49)	(56)	(12)	(41)

Fair value of plan assets, end of period	4,046	3,696	2,752	1,505	—	—	—	—

Amounts Recognized in the Balance Sheet Consist of:
Accumulated plan obligations less plan assets	(2,018)	(829)	(682)	(1,227)	(5,973)	(4,120)	(3,026)	(2,634)
Unrecognized actuarial gain	1,165	1,076	945	788	1,891	986	623	506
Accumulated other comprehensive loss	(861)	(913)	(923)	—	—	—	—	—

Net liability recognized	$(1,714)	$(666)	$(660)	$(439)	$(4,082)	$(3,134)	$(2,403)	$(2,128)

(1)	Six months ended

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

The weighted average assumptions used in determining benefits under the plans are as follows at:

	Pension Benefits				Other Postretirement Benefits
	December 31,			June 30,	December 31,			June 30,
	2003	2002	2001	2001	2003	2002	2001	2001
Weighted average assumptions
Discount rate	6.00%	6.75%	7.25%	7.50%	6.00%	6.75%	7.25%	7.50%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	N/A	N/A	N/A	N/A
Expected return on plan assets	8.00%	8.00%	8.50%	8.50%	N/A	N/A	N/A	N/A

For measurement purposes, an 11% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 4.5% for 2010 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease
Effect on total of service and interest cost components for the year ended December 31, 2003	$160	$(130)
Effect on December 31, 2003 postretirement benefit obligation	$757	$(628)

The following table details the components of pension and other postretirement benefit costs, for the periods ended at:

	Pension Benefits				Other Postretirement Benefits
	December 31,			June 30,	December 31,			June 30,
	2003	2002	2001(1)	2001	2003	2002	2001(1)	2001
Service cost	$1,226	$1,177	$533	$851	$642	$525	$186	$311
Interest cost	273	221	105	135	301	232	99	177
Expected return on plan assets	(287)	(273)	(104)	(78)	—	—	—	—
Other-amortization and deferral	41	28	24	34	54	30	8	21

Net periodic benefit costs	$1,253	$1,153	$558	$942	$997	$787	$293	$509

(1)	Six months ended

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

13.	Other Plans

Triton sponsors a savings plan, which was established to assist eligible employees with their future retirement needs. The savings plan matches a certain percentage of employee-contributions. Triton’s contributions to the savings plan were $660, $658, $261, and $500 in the years ended December 31, 2003 and 2002, the six months ended December 31, 2001, and the year ended June 30, 2001, respectively.

14.	Other Loss

On January 18, 2002, the Company, through Vulcan Intermediary and New Vulcan, entered into an agreement with Atlas Pipeline Partners GP, LLC, Atlas Pipeline Partners LP, (“APL”) and Resource America under which member units in Triton would be contributed to APL in exchange for common, subordinated and deferred participating units of APL. The partnership units to be issued by APL would result in the Company having the majority of the common units in APL. In addition, New Vulcan or one of its affiliates was to acquire the general partner of APL. Accordingly, the transaction would be accounted for as a reverse acquisition of APL by the Company. In July 2002, the transaction was terminated. Accordingly, the Company recorded an other loss of $5,625 related to incurred costs of this transaction.

In addition, other loss includes the loss arising on the decline in fair value of the interest rate cap of $167 for the year ended December 31, 2002, $402 for the six months ended December 31, 2001, and $1,496 for the year ended June 30, 2001. For the six months ended December 31, 2001, other loss also includes a loss of $3,500 for a litigation reserve (see Note 11).

Other loss for 2003 includes $3,441 of costs associated with the sale of the Company to Arch Coal (see Note 16).

15.	Related Party Transactions

In 2000, Triton entered into a service agreement with Vulcan Services Corporation (an affiliate of Vulcan Intermediary) whereby Vulcan Services Corporation performed services such as accounting, marketing, purchasing and risk management for Triton. Triton paid approximately $5,085 and $9,600 in fees to Vulcan Services Corporation for the six months ended December 31, 2001 and the year ended June 30, 2001 for the costs of these services. The services agreement was terminated on December 31, 2001, and no charges were incurred for the periods ending after December 31, 2001.

The Company has caused various surety companies to provide surety bonds in support of various Triton activities including its leasing activities (approximately $10,000 in the aggregate). Costs of these arrangements have been paid by Triton.

As of December 31, 2003, 2002 and 2001 and June 30, 2001, the Company has a receivable in the amount of $0, $0, $1,449, and $980 respectively, for costs substantially related to certain financial services provided by Triton for an affiliate of the Company. These amounts at are reflected in the consolidated financial statements as prepaids and other assets.

Vulcan Coal Company, L.L.C.

Notes to Consolidated Financial Statements (Continued)

December 31, 2003

16.	Sale of Company

On May 29, 2003, Arch Coal, Inc. announced that it had signed a definitive agreement to acquire the Company for a purchase price of $364 million and working capital adjustments. As a result of the announcement, the Company entered into a retention agreement with certain key employees whereby the employees will receive additional pay for continuing their employment for up to sixty days following the consummation of the acquisition. The cost of this retention agreement, if all employees remained employed, is approximately $3,160.

On August 13, 2004, the United States District Court for the District of Columbia issued a ruling denying the request of the Federal Trade Commission and related plaintiffs for a preliminary injunction against the acquisition of the Company by Arch Coal, Inc. On August 16, 2004, the District Court issued a stay granting a preliminary injunction against the acquisition until August 20, 2004. The Circuit Court reviewed the opinion of the District Court and determined not to issue a further stay of the ruling. The parties closed the transaction on August 20, 2004.

Vulcan Coal Holdings, L.L.C.

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$5,133
Trade receivables	17,389
Inventories	10,512
Deferred stripping	22,101
Prepaid and other assets	2,443

Total current assets	57,578
Property, plant and equipment, net	84,081
Coal mineral lease rights, net	157,719
Other assets	14,190

Total assets	$313,568

Liabilities, Minority Interest and Members’ Deficit
Current liabilities:
Current maturities of long-term debt	$47,970
Notes payable, current	3,211
Accounts payable	18,105
Accrued expenses	91,730
Deferred revenue	317
Other current liabilities	3,245

Total current liabilities	164,578
Long-term debt	156,196
Asset retirement obligations	38,415
Accrued production taxes	5,913
Bank fee payable	7,833
Other liabilities	7,124

Total liabilities	$380,059
Commitments and contingencies (Note 5)
Minority Interest: Triton mandatorily redeemable preferred units	32,068
Members deficit	(98,559)

Total liabilities, minority interest and members’ deficit	$313,568

The accompanying notes are an integral part of these condensed consolidated financial statements.

Vulcan Coal Holdings, L.L.C.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2004	2003
Revenues
Coal sales	$131,268	$138,678
Costs and expenses
Cost of coal sales	115,226	124,780
Selling, general and administrative expenses	5,137	5,203
Accretion of asset retirement obligations	2,080	1,866
Other loss	1,938	418

Total costs and expenses	124,381	132,267

Income from operations	6,887	6,411
Interest expense	(21,121)	(21,469)
Amortization of deferred financing costs	(1,059)	(1,194)
Loss before minority interest and cumulative effect of change in accounting principle	(15,293)	(16,252)
Minority interest: preferred return on Triton manditorily redeemable preferred units	(2,588)	(2,174)
Loss before cumulative effect of change in accounting principle	(17,881)	(18,426)
Cumulative effect of change in accounting principle	—	(5,952)

Net loss	$(17,881)	$(24,378)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Vulcan Coal Holdings, L.L.C.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2004	2003
Cash Provided by Operating Activities:
Net loss	$(17,881)	$(24,378)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation, depletion and amortization	11,515	12,764
Deferred financing and contract amortization	1,059	1,194
Accretion of asset retirement obligation	2,080	1,866
Minority interest: Triton preferred return	2,588	2,174
Cumulative effect of accounting change	—	5,952
Other	—	15
Changes in operating assets and liabilities:
Trade receivables	626	(685)
Inventories and deferred stripping	(5,448)	(1,297)
Prepaids and other assets	(752)	(2,576)
Accounts payable	2,447	(3,875)
Accrued expenses	13,756	14,525
Deferred revenue	(720)	(517)
Other liabilities	3,073	6,213

Net cash provided by operating activities	12,343	11,375

Cash Used in Investing activities:
Additions to property, plant and equipment	(1,578)	(4,834)

Net cash used in investing activities	(1,578)	(4,834)

Cash Used In Financing activities:
Payments of debt	(11,240)	(7,161)
Payments of capital lease and lease bonus payable	(1,554)	(1,492)

Net cash used in financing activities	(12,794)	(8,653)

Decrease in cash and cash equivalents	(2,029)	(2,112)
Cash and cash equivalents, beginning of period	7,162	4,424

Cash and cash equivalents, end of period	$5,133	$2,312

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Deferred financing costs included in other liabilities	$1,000	$5,000

Mandatorily redeemable preferred rate of return	$2,588	$2,174

The accompanying notes are an integral part of these condensed consolidated financial statements.

Vulcan Coal Company, L.L.C.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands)

June 30, 2004

1.	General Information

The condensed consolidated financial information of Vulcan Coal Holdings, L.L.C. (the “Company”), included herein is unaudited; however, the information reflects all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for the fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods. The consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003. The results of operations for the six months ended June 30, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year.

2.	New Accounting Pronouncement

The Company will be required to adopt Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS 150) effective January 1, 2005. SFAS 150 establishes standards for how financial instruments that have characteristics of both liabilities and equity instruments should be classified on the balance sheet. The requirements of SFAS 150 generally outline that financial instruments, which give the issuer a choice of settling an obligation with a variable number of securities or settling an obligation with a transfer of assets or any mandatorily redeemable security, should be classified as a liability on the balance sheet. Upon adoption, the Company will classify its mandatorily redeemable preferred units as a liability and the rate of return will be classified as interest expense.

3.	Inventories

Inventories, primarily comprised of materials and supplies, are valued at the lower of average cost or market.

4.	Adoption of SFAS No. 143

On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). SFAS No. 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value at the time the obligations are incurred. The Company’s asset retirement obligations consist primarily of costs associated with mine reclamation and closure activities, including earthwork, revegetation and demolition. Upon initial recognition of a liability, the costs are capitalized as part of the related long-lived asset and are included in depreciation expense over the useful life of the asset. Previously, the Company accrued for the expected costs of these obligations over the estimated useful mining life of the property.

The Company used an expected cash flow approach to estimate its asset retirement obligations under SFAS No. 143. Upon adoption, the Company removed the previously recognized reclamation liability of $20,005, recorded a liability of $32,621, increased property, plant and equipment by $21,144, decreased coal mineral lease rights by $10,034, increased accumulated depreciation, depletion and amortization by $4,446 and recognized a cumulative effect of accounting change loss of $5,952. As a result of adoption of SFAS No. 143, the Company recorded accretion expense of $2,080 and $1,867 during the six months ended June 30, 2004 and 2003, respectively, resulting in asset retirement obligations of $38,415 and $34,488 at June 30, 2004 and 2003, respectively.

At January 1 and June 30, 2003, there were no assets legally restricted for purposes of settling asset retirement obligations. There was no impact on the Company’s cash flows as a result of adopting SFAS No. 143 because the cumulative effect of the change in accounting is a non-cash transaction.

For the six months ended June 30, 2003, the effect of adopting SFAS No. 143 increased the loss before cumulative effect of change in accounting by $964.

Vulcan Coal Company, L.L.C.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(In thousands)

June 30, 2004

5.	Debt and Financing Arrangements

Debt and financing arrangements consist of the following at:

June 30,
2004
Term loan	$85,000
Revolving credit	12,500
Note	1,611
Demand note payable, related	3,211
Note payable A, related	17,055
Note payable B, related	30,500
Note payable C, related	57,500

207,377
Less current maturities of long-term	(47,970)
Less current notes	(3,211)

Long-term	$156,196

The Company’s term loan is a senior secured term loan that is payable in semiannual installments through June 2007. The Company’s revolving credit facility limit is $12,500. The facility expires on June 30, 2005. The term loan and revolving credit facility bear interest at a variable rate based on the Eurodollar rate (1.32% at June 30, 2004). The note payable requires 54 monthly installments of $143, bears interest at 10.5% per annum, matures in July 2005 and is collateralized by the Company’s equipment. The demand note payable, related party is payable to Vulcan Partners, L.P., a limited partnership owned by certain investors who indirectly own interests in the Company’s majority equity member. The unpaid principal amount on the demand note payable, related party bears interest at a fixed rate of 8% per annum. Note payable A, related party, is due January 31, 2006 and does not bear interest. Note payable B, related party, is due January 31, 2006, bears interest at 24% per annum and requires the Company to pay a 6% premium on all advances received under this note. Note payable C, related party, bears interest at 24% per annum and is due January 31, 2006.

6.	Contingencies

In July 1998, an employee of the Company was involved in an accident whereby another employee was fatally injured. During the year ended June 30, 2000, the spouse of the deceased employee filed a wrongful death action against the employee involved in the accident. The Company is immune from suit under Wyoming worker’s compensation statutes; however, it has an internal policy to defend and indemnify employees who are sued as a result of accidents arising out of the workplace. The Company has agreed to defend the employee named under the claim. The Company intends to vigorously contest the case and at this time it is unable to estimate a range of potential loss.

Vulcan Coal Company, L.L.C.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(In thousands)

June 30, 2004

On January 2, 2003, a lawsuit was filed by two former officers of the Company against the Company and its president. The lawsuit alleges that the plaintiffs were discharged from their positions in retaliation for identifying and reporting alleged criminal misconduct by one of the Company’s employees. While the Company denies the allegations, it reached a settlement with the plaintiffs in June 2004 which provided for a payment of $250 to the plaintiffs. The payment was recorded in selling, general and administrative expenses in the consolidated statement of operations.

In addition to the matters noted above, the Company is from time to time subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not have a material adverse affect on the Company’s consolidated financial position or results of operations.

7. Pension and Other Postretirement Benefits

Triton plans to make contributions in the amount of $1,066 to its defined benefit pension plan and $98 to its other postretirement benefit plan within the six months following June 30, 2004.

8. Subsequent Events

On May 29, 2003, Arch Coal, Inc. announced that it had signed a definitive agreement to acquire Vulcan Coal Holdings LLC, which owns all of the equity of the Company. As a result of the announcement, the Company entered into a retention agreement with certain key employees whereby the employees will receive additional pay for continuing their employment for up to sixty days following the consummation of the acquisition. The cost of this retention agreement, if all employees remain employed, is approximately $3,160.

On August 13, 2004, the United States District Court for the District of Columbia issued a ruling denying the request of the Federal Trade Commission and related plaintiffs for a preliminary injunction against the acquisition of the Company by Arch Coal, Inc. On August 16, 2004, the District Court issued a stay granting a preliminary injunction against the acquisition until August 20, 2004. The Circuit Court reviewed the opinion of the District Court and determined not to issue a further stay of the ruling. The parties closed the transaction on August 20, 2004. Upon the sale of the Company to Arch Coal, Arch Coal immediately sold the Buckskin mine to Peter Kiewet and Sons, Inc.

Arch Coal, Inc.

Pro Forma Background and Introduction (Unaudited)

BASIS OF PRESENTATION

On July 31, 2004, Arch Coal acquired a 35% interest in Canyon Fuel Company, LLC (“Canyon Fuel”) for a contract price of $112 million. Prior to this acquisition, Canyon Fuel was a joint venture owned 65% by Arch Western Resources, LLC (a subsidiary of Arch Coal) and 35% by ITOCHU Coal International Inc. The contract price was paid in the form of cash of $90 million paid upon closing and a five-year, $22 million non-interest bearing note. The present value of the obligation under the note totals $18.2 million.

On August 20, 2004, Arch Coal acquired (1) Vulcan Coal Holdings, L.L.C., which owns all of the common equity of Triton Coal Company, LLC (“Triton”), and (2) all of the preferred units of Triton, for an aggregate purchase price of $376.0 million, including acquisition costs. The final purchase price is subject to a working capital adjustment. Prior to the acquisition, Triton operated two mines (North Rochelle and Buckskin) in the Powder River Basin in Wyoming. Upon acquisition, Arch Coal sold the Buckskin mine to Peter Kiewet and Sons’ Inc. for $72.9 million. The net purchase price was financed with cash on hand, the proceeds from a $100 million term loan, and borrowings under Arch Coal’s revolving credit facility.

The acquisitions will be accounted for under the purchase method of accounting in accordance with FASB Statement No. 141. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The accompanying unaudited pro forma condensed consolidated financial information reflects the combination of Arch Coal’s historical assets and liabilities (including its 65% investment in Canyon Fuel), the fair value of the 35% interest in the assets and liabilities of Canyon Fuel, and the fair value of the acquired assets and liabilities of Vulcan. The fair values of the acquired assets and liabilities are based on Arch Coal management’s preliminary estimates. These estimates are subject to change pending a final analysis of the value of the assets acquired and liabilities assumed. Arch Coal management is in the process of obtaining independent appraisals of the value of the assets acquired and liabilities assumed. The amounts assigned to certain assets and liabilities, including inventories, property, plant and equipment (including mineral reserves), and sales contracts are subject to change pending the results of the appraisals.

Prior to the acquisition of the 35% interest of Canyon Fuel, Arch Coal accounted for its 65% interest under the equity method due to certain super-majority voting rights in Canyon Fuel’s joint venture agreement. Arch Coal’s equity investment in Canyon Fuel included purchase adjustments primarily related to reductions in amounts assigned to sales contracts, mineral reserves and other property, plant and equipment. These adjustments are reflected in the column “Effect of Arch Coal’s Historical Basis” in the accompanying pro forma financial information.

Arch Coal, Inc.

Pro Forma Background and Introduction (Unaudited) (Continued)

The unaudited pro forma condensed combined financial statements are presented based on the assumption and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statements of operations do not purport to represent what Arch Coal’s results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. Pro forma adjustments to the unaudited pro forma condensed combined financial statements do not reflect potential cost saving opportunities, including the elimination of duplicative selling, general and administrative expenses.

PRO FORMA ADJUSTMENTS

Canyon Fuel Company

(A)	The Columns labeled “Standalone” in the pro forma balance sheet and income statements represent Canyon Fuel historical financial information on a historical basis. These columns do not reflect any purchase adjustments related to Arch Coal’s 1998 purchase of a 65% interest in Canyon Fuel.

(B)	The Columns labeled “Effect of Arch Coal’s Historical Basis” represent purchase adjustments recorded by Arch Coal upon its 1998 acquisition of the 65% interest in Canyon Fuel. Prior to the acquisition of the 35% interest of Canyon Fuel, the effects of these purchase adjustments were recorded as part of Arch Coal’s equity investment in Canyon Fuel and Arch Coal’s income from its equity investment in Canyon Fuel. These columns reflect the reclassification of these amounts from the equity investment and income from equity investment accounts to the appropriate accounts upon consolidation of Canyon Fuel into Arch Coal’s financial statements.

Balance Sheet

(1)	The purchase price, purchase price allocation, and financing of the transaction are summarized as follows (in thousands):

Arch Coal, Inc.

Pro Forma Background and Introduction (Unaudited) (Continued)

Purchase price paid as:
Cash	$90,000
Note payable to ITOCHU, at fair value	18,204

Total purchase consideration	108,204

Allocated to:
Historical book value of the 35% interest in Canyon Fuel’s assets and liabilities	$117,356
Adjustments to reflect assets and liabilities at fair value:
Inventories	504
Coal supply agreements	(22,206)
Accrued postretirement benefits	649
Accrued black lung benefits	515
Accrued pension	(1,414)
Non-current liabilities (minimum pension liability)	1,008

Total allocation	96,412

Excess purchase price over allocation to identifiable assets and liabilities – assigned to mineral reserves	$11,792

(2)	To reflect the elimination of Arch Coal’s 65% equity investment in Canyon Fuel. Canyon Fuel will now be consolidated in Arch Coal’s financial statements.

(3)	To eliminate the effects of intercompany transactions between Canyon Fuel and Arch Coal.

(4)	To reflect the elimination of the members’ equity accounts of Canyon Fuel.

Statements of Operations

(5)	To reflect additional depletion for the portion of the purchase price recorded as mineral reserves. Depletion is recorded on a units-of-production basis over the life of the mineral reserves acquired.

(6)	To reflect additional expense resulting from the sale of inventories that were written up to fair value at the acquisition date.

Arch Coal, Inc.

Pro Forma Background and Introduction (Unaudited) (Continued)

(7)	To eliminate general and administrative fees paid by Canyon Fuel to Arch Western Resources.

(8)	To eliminate the effects of intercompany transactions between Canyon Fuel and Arch Coal (primarily sales of equipment from Canyon Fuel to Arch Coal subsidiaries).

(9)	To reflect recognition of the value attributed to below-market coal supply agreements over the remaining terms of the contracts.

(10)	To eliminate income from Arch Coal’s 65% equity investment in Canyon Fuel. Canyon Fuel’s results will now be consolidated into Arch Coal’s financial statements.

(11)	To reflect interest expense attributable to the portion of the purchase price financed by the $22 million note.

(12)	Tax effects are recorded assuming a 24% rate consisting of an alternative minimum tax rate of 20% and an average state tax rate of 4%.

CONFORMING AND RECLASSIFICATION ADJUSTMENTS

There were no material adjustments required to conform the accounting policies of Arch Coal and Canyon Fuel. Certain amounts have been reclassified to conform to Arch Coal’s financial statement presentation.

Vulcan Coal Holdings

Balance Sheet

(13)	The purchase price, purchase price allocation, and financing of the transaction are summarized as follows (in thousands):

Arch Coal, Inc.

Pro Forma Background and Introduction (Unaudited) (Continued)

Purchase price paid as:
Cash	$254,000
Proceeds from the sale of the Buckskin Mine	(72,900)

Net cash	181,100
Borrowings under Arch Western Resources’ Term Loan	100,000
Borrowings from Arch Coal’s Revolving Credit Facility	22,000

Total purchase consideration	303,100

Allocated to:
Historical book value of Vulcan’s assets and liabilities (excluding liabilities satisfied at closing and Buckskin Mine assets and liabilities sold)	$95,676
Adjustments to conform Vulcan’s accounting policies to those of Arch Coal:
Inventories (deferred stripping)	(13,941)
Adjustments to reflect assets and liabilities at fair value:
Inventories	4,481
Property, plant and equipment (related to asset retirement obligations)	17,520
Coal supply agreements	3,975
Other non-current assets (deferred financing costs)	(3,276)
Accrued expenses (severance accruals)	(5,502)
Accrued postretirement benefits	2,272
Accrued black lung benefits	(643)
Accrued pension	(1,700)
Asset retirement obligations	2,270

Total allocation	101,132

Excess purchase price over allocation to identifiable assets and liabilities – assigned to mineral reserves	$201,968

Arch Coal, Inc.

Pro Forma Background and Introduction (Unaudited) (Continued)

(14)	To reflect assets and liabilities of the Buckskin mine that were sold in conjunction with the acquisition.

(15)	To reflect liabilities that were satisfied at closing as part of the purchase price.

(16)	To reflect liabilities incurred in connection with terminating Vulcan employees as a result of the acquisition.

(17)	To reflect the elimination of deferred financing costs that had been capitalized by Vulcan. These costs relate to debt that was satisfied as part of the purchase price.

(18)	To reflect the elimination of the members’ equity and minority interest accounts of Vulcan.

Statements of Operations

(19)	To reflect revenues and costs related to the Buckskin mine, which was sold in conjunction with the acquisition.

(20)	To reflect additional depletion on the portion of the purchase price recorded as mineral reserves. Depletion is recorded on a units-of-production basis over the life of the coal reserves acquired.

(21)	To reflect additional expense resulting from the sale of inventories that were written up to fair value at the acquisition date.

(22)	To reflect amortization of the value attributed to above-market coal supply agreements over the remaining terms of the contracts.

(23)	To eliminate interest expense and the amortization of deferred financing costs related to debt that was satisfied as part of the purchase price.

(24)	To reflect additional interest expense on Arch Coal’s borrowings under its revolving credit agreement and Arch Western’s term loan at a weighted average rate of interest of approximately 5%.

(25)	Tax effects are recorded assuming a 24% rate consisting of an alternative minimum tax rate of 20% and an average state tax rate of 4%.

(26)	To eliminate minority interest of Vulcan, as Arch Coal owns 100% of Vulcan’s equity interests.

Arch Coal, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

CONFORMING AND RECLASSIFICATION ADJUSTMENTS

Except as noted in (13) above, there were no material adjustments required to conform the accounting policies of Arch Coal and Vulcan. Certain amounts have been reclassified to conform to Arch Coal’s financial statement presentation.

Arch Coal, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2004
(In thousands)

	Historical				Pro Forma Adjustments
			Effect of
			Arch	Vulcan			Vulcan
			Coal's	Coal	Canyon		Coal		Arch Coal,
	Arch	Stand	Historical	Holdings,	Fuel		Holdings		Inc. Pro
	Coal, Inc.	Alone	Basis	LLC	Purchase		Purchase		Forma
Assets
Current assets
Cash and cash equivalents	$296,300	$28,023		$5,133	$(90,000	)(1)	$(181,100	)(13)	$58,356
Trade receivables	155,483	15,022		17,389					187,894
Other receivables	33,284	5,161		—	(5,675	)(3)			32,770
Inventories	83,306	30,190	(2,492)	32,613	504	(1)	(12,672	)(14)	121,989
							4,481	(13)
							(13,941	)(13)
Prepaid royalties	2,880	—		—					2,880
Deferred income taxes	10,700	—		—					10,700
Other	24,364	4,962		2,443					31,769

Total current assets	606,317	83,358	(2,492)	57,578	(95,171)		(203,232)		446,358

Property, plant and equipment, net	1,312,760	297,343	(48,649)	241,800	11,792	(1)	(113,991	)(14)	1,920,543
							17,520	(13)
							201,968	(13)

Other assets
Prepaid royalties	87,397	13,664	(8,764)	—					92,297
Coal supply agreements	5,160	—	—	—			3,975	(13)	9,135
Deferred income taxes	249,240	—	—	—					249,240
Equity investments	158,042	—	—	—	(158,042	)(2)			—
Other	79,433	777	—	14,190			(3,276	)(17)	91,124

	579,272	14,441	(8,764)	14,190	(158,042)		699		441,796

Total assets	$2,498,349	$395,142	$(59,905)	$313,568	$(241,421)		$(97,036)		$2,808,697

Arch Coal, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2004
(In thousands)

	Historical				Pro Forma Adjustments
			Effect of
			Arch	Vulcan
			Coal's	Coal	Canyon		Vulcan Coal		Arch Coal,
	Arch	Stand	Historical	Holdings,	Fuel		Holdings		Inc. Pro
	Coal, Inc.	Alone	Basis	LLC	Purchase		Purchase		Forma
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$108,226	$22,312	$—	$18,105	$(5,675	)(3)			$142,968
Accrued expenses	164,138	6,686	—	91,730					202,812
							(65,244	)(15)
							5,502	(16)
Other current liabilities	—	—	—	3,562			(1,711	)(14)	1,851
Current portion of debt	—	—	—	51,181			(49,570	)(15)	1,611

Total current liabilities	272,364	28,998	—	164,578	(5,675)		(111,023)		349,242
Long-term debt	700,071	—	—	156,196	18,204	(1)	122,000	(13)	840,275
							(156,196	)(15)
Accrued postretirement benefits other than pension	363,722	8,318	—		(649	)(1)	(2,272	)(13)	369,119
Asset retirement obligations	144,896	11,070	—	38,415			(8,276	)(14)	183,835
							(2,270	)(13)
Accrued workers’ compensation	77,767	6,168	—		(515	)(1)	643	(13)	84,063
Accrued pension	—	—	—	—	1,414	(1)	1,700	(13)	3,114
Other non-current liabilities	133,500	5,285	—	20,870	(1,008	)(1)	(7,833	)(15)	173,020
					22,206	(1)

Total liabilities	1,692,320	59,839	—	380,059	33,977		(163,527)		2,002,668

Minority interest: Triton mandatorily redeemable preferred units				32,068			(32,068	)(18)	—
Stockholders equity
Preferred stock	29	—	—	—					29
Common stock	554	—	—	—					554
Paid-in capital	1,033,865	—	—	—					1,033,865
Retained deficit	(185,907)	—	—	—					(185,907)
Members’ equity (deficit)	—	335,303	(59,905)	(98,559)	(275,398	)(4)	98,559	(18)	—
Unearned compensation	(3,132)	—	—	—					(3,132)
Treasury stock, at cost	(5,047)	—	—	—					(5,047)
Accumulated other comprehensive loss	(34,333)	—	—	—					(34,333)

Total stockholders’ equity	806,029	335,303	(59,905)	(98,559)	(275,398)		98,559		806,029

Total liabilities and stockholders’ equity	$2,498,349	$395,142	$(59,905)	$313,568	$(241,421)		$(97,036)		$2,808,697

Arch Coal, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2004
(In thousands, except per share data)

	Historical				Pro Forma Adjustments
			Effect of
			Arch	Vulcan			Vulcan
			Coal's	Coal	Canyon		Coal		Arch Coal,
	Arch	Stand	Historical	Holdings,	Fuel		Holdings		Inc. Pro
	Coal, Inc.	Alone	Basis	LLC	Purchase		Purchase		Forma
Revenues
Coal sales	$826,268	$122,156	$—	$131,268			$(46,731	)(19)	$1,032,961
Costs and expenses
Cost of coal sales	781,892	110,663	(2,209)	117,306	489	(5)	(41,903	)(19)	980,467
					504	(6)	9,244	(20)
							4,481	(21)
Selling, general and administrative expenses	27,984	4,136	—	5,137	(4,136	)(7)			33,121
Amortization of coal supply agreements	1,238	—	—	—			3,428	(22)	4,666
Other expense	12,819	—	—	1,938					14,757

	823,933	114,799	(2,209)	124,381	(3,143)		(24,750)		1,033,011

Other operating income
Income from equity investments	9,685	—	—	—	(7,267	)(10)	—		2,418
Gain on sale of units of Natural Resource Partners, LP	81,851	—	—	—			—		81,851
Other operating income	37,908	552	—	—	(4,136	)(7)	—		38,948
					4,794	(9)	—
					(170	)(8)	—

	129,444	552	—	—	(6,779)		—		123,217
Income from operations	131,779	7,909	2,209	6,887	(3,636)		(21,981)		123,167
Interest expense, net:
Interest expense	(28,842)	—	—	(22,180)	(625	)(11)	22,008	(23)	(32,732)
							(3,093	)(24)
Interest income	1,613	43	—	—	—		—		1,656
Other non-operating income (expense) Expenses resulting from early debt extinguishments and termination of hedge accounting for interest rate swaps	(4,132)	—	—	—	—		—		(4,132)
Other non-operating income	373	—	—	—	—		—		373

	(3,759)	—	—	—	—		—		(3,759)

Income (loss) before income taxes	100,791	7,952	2,209	(15,293)	(4,261)		(3,066)		88,332
Provision for (benefit from) income taxes	19,700	—	—	—	(1,023	)(12)	(736	)(25)	17,941
Minority interest	—	—	—	(2,588)	—		2,588	(26)	—

Income (loss) from continuing operations	81,091	7,952	2,209	(17,881)	(3,238)		258		70,391
Earnings per common share
Basic earnings (loss) per common share	$1.50								$1.30
Diluted earnings (loss) per common share	$1.31								$1.13

Weighted average shares outstanding – Basic	54,206								54,206
Weighted average shares outstanding – Diluted	62,021								62,021

Arch Coal, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2003
(In thousands, except per share data)

	Historical				Pro Forma Adjustments
			Effect of
			Arch	Vulcan			Vulcan
			Coal's	Coal	Canyon		Coal		Arch Coal,
	Arch	Stand	Historical	Holdings,	Fuel		Holdings		Inc. Pro
	Coal, Inc.	Alone	Basis	LLC	Purchase		Purchase		Forma
Revenues
Coal sales	$1,435,488	$240,856	$—	$279,612	—		$(79,751	)(19)	$1,876,205
Costs and expenses
Cost of coal sales	1,418,362	212,818	(8,698)	251,678	882	(5)	(78,233	)(19)	1,821,907
					504	(6)	20,113	(20)
							4,481	(21)
Selling, general and administrative expenses	47,295	8,541		10,808	(8,541	)(7)			58,103
Long-term incentive compensation expense	16,217	—	—	—					16,217
Amortization of coal supply agreements	16,622	2,243	953	—			5,152	(22)	24,970
Other expense	18,980	—	—	3,441					22,421

	1,517,476	223,602	(7,745)	265,927	(7,155)		(48,487)		1,943,618

Other operating income
Income from equity investments	34,390	—	—	—	(19,707	)(10)			14,683
Gain on sale of units of Natural Resource Partners, LP	42,743	—	—	—					42,743
Other operating income	45,226	1,204	—	—	(8,541	)(7)			47,177
					9,588	(9)
					(300	)(8)

	122,359	1,204	—	—	(18,960)		—		104,603
Income from operations	40,371	18,458	7,745	13,685	(11,805)		(31,264)		37,190
Interest expense, net:
Interest expense	(50,133)	(1)	—	(42,191)	(1,202	)(11)	41,863	(23)	(57,850)
							(6,186	)(24)
Interest income	2,636	246	—	187					3,069
Other non-operating income (expense) Expenses resulting from early debt extinguishments and termination of hedge accounting for interest rate swaps	(8,955)	—	—	—					(8,955)
Other non-operating income	13,211	—	—	—					13,211

	4,256	—	—	—	—		—		4,256

Income (loss) before income taxes	(2,870)	18,703	7,745	(28,319)	(13,007)		4,413		(13,335)
Provision for (benefit) from income taxes	(23,210)	—	—	—	(3,122	)(12)	1,059	(25)	(25,273)
Minority interest	—	—	—	(4,578)			4,578	(26)	—

Income (loss) from continuing operations	20,340	18,703	7,745	(32,897)	(9,885)		7,932		11,938
Earnings per common share
Basic earnings (loss) per common share	$0.39								$0.23
Diluted earnings (loss) per common share	$0.38								$0.23

Weighted average shares outstanding – Basic	52,511								52,511
Weighted average shares outstanding – Diluted	52,885								52,885

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2004	ARCH COAL, INC.

	By:	/s/ JANET L. HORGAN

Janet L. Horgan Assistant General Counsel and Assistant Secretary